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SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into on August 8, 2012, by and between Anvil Financial Management, LLC (Anvil), and Anthony Maye
("Seller").
RECITALS:
WHEREAS, Seller is the legal and beneficial owner of shares representing the control ownership of the public company Hull Energy (Target shares)
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Target Shares on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, assigns, and transfers to Buyer, and Buyer hereby purchases from Seller, the Target Shares at the Closing (as hereinafter defined) for the total purchase price of US$25,000.00 (the "Total Purchase Price"),:

1.2. Closing. The closing under this Agreement with respect to the purchase and sale of the Target Shares (the "Closing") will take place simultaneously with the execution of this Agreement. At the Closing: (A) Seller shall (i) execute a share transfer effecting the sale and transfer of the Target Shares in the form attached hereto as Exhibit A, (ii) deliver the share certificate(s), if any, representing the Target Shares to Buyer, and (iii) a resignation of seller and appointment of buyer as the new CEO and President, (iv) all books records and authorizations as may be required signifying the transfer of control, (B) Buyer shall pay to Seller the Total Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
2.1. Power and Authority. Seller has all power and capacity to make, execute, deliver and perform this. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the enforcement thereof may be limited only by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
2.2. No Violation of Constituent Documents. The execution, delivery and performance of this Agreement by Seller will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under Seller's Memorandum and Articles of Association, as in effect on the date hereof.
2.3. Ownership of Shares. Seller is the legal and beneficial owner of the Target Shares free and clear of all liens, restrictions, claims, security interests and encumbrances of any kind, nature or



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description (collectively, "Encumbrances"), and after giving effect to the transactions contemplated hereby, Buyer will acquire good, valid and marketable title to the Target Shares, free and clear of all Encumbrances.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
3.1. Power and Authority. Buyer has all requisite corporate power and capacity to make, execute, deliver and perform this Agreement and the Note. This Agreement and the Note constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as the enforcement thereof may be limited only by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
3.2. No Violation of Constituent Documents. The execution, delivery and performance of this Agreement and the Note by Buyer will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under Buyer's Memorandum and Articles of Association, as in effect on the date hereof.
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3.3. Investment Purpose. Buyer is acquiring the Target Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Target Shares are not registered under any applicable law, and that the Target Shares may not be transferred or sold except pursuant applicable securities laws and regulations.
ARTICLE IV
MISCELLANEOUS
4.1.

4.3. Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule.
4.4. Expenses. All costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.
4.5. Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements or otherwise communicate with any news media the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate and mutually agree as to the timing and contents of any such announcement or communication.
4.6. Further Assurances. The parties hereto will execute such further instruments and documents as are or may be necessary or recommended to effectuate and carry out the transactions contemplated by this Agreement.
4.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original (including copies sent to a party by fax or e-mail) as against the party signing



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such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted
via fax or e-mail shall be considered authentic and binding.
[Signature Page Follows]
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EXECUTION VERSION
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as a deed on the day and year first above written.

SELLER:

Hull Energy, Inc.

By: /s/

  Anthony Maye, CEO










BUYER:


Anvil Financial Management, LLC

By:
  Jeffrey M. Canouse